Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Diane Spiers or Lauren Clinton (609) 340.4203

Stacey McNeill (812) 433.4069

Tropicana Entertainment Announces Plans for Multi-Million Dollar

Land Based Gaming Development at Tropicana Evansville

Evansville, IN (November 24, 2015) Tropicana Entertainment Inc. (“Tropicana”) announced today its plans for a land based casino development project at its Tropicana Evansville, Indiana property. The development project envisions an approximately 75,000 sq. ft. single-level casino and entertainment facility, at an estimated cost of approximately fifty million ($50,000,000.00) dollars.  The new casino would be situated on land owned by Tropicana between its existing hotels, Tropicana Evansville Hotel and the LeMerigot Hotel, and would replace Tropicana’s current riverboat casino.

In conjunction with the announcement of the development project, the City of Evansville and Tropicana have entered into a non-binding letter of intent (“LOI”) that outlines the scope of the project and proposed lease amendments to the lease agreement (the “Lease”) between Tropicana Evansville and the City of Evansville Redevelopment Commission (“Evansville Redevelopment Commission”) to accomplish the development of Tropicana Evansville.  The principal terms of the LOI provide that in exchange for the $50 Million development project and an aggregate $25 Million pre-payment of rent to the City of Evansville, upon completion of the project Tropicana Evansville would receive $20 Million in development credits in the form of Lease rent credits, and the Tropicana Evansville Lease options would be extended for an additional 15 years through December 31, 2055.  Upon completion of the land-based facility, Tropicana Evansville would remove its existing gaming vessel and contribute $1 Million toward   the City of Evansville’s plan to relocate an historic LST 325 World War II vessel to the dockside location of the current Tropicana gaming vessel.

Subject to timely finalization of a Lease amendment with the Evansville Redevelopment Commission and receipt of regulatory approvals and permits, including approval by the Indiana Gaming Commission, Tropicana anticipates groundbreaking to take place in the first quarter of 2016, with an expected 18 to 24-month construction period.

This major proposed investment by Tropicana follows amendments to Indiana law earlier this year that permit Indiana riverboat casinos to move landside, subject to certain limitations, and demonstrates Tropicana’s continued commitment to its employees, casino customers and the Evansville, Indiana community.

“Today’s announcement will further galvanize economic development in downtown Evansville and is the first step toward reshaping our riverfront, bringing more options for entertainment while connecting to our city’s historical past,” said Mayor Lloyd Winnecke. “The City of Evansville has long enjoyed a strong partnership with Tropicana Entertainment, and this new multi-million dollar investment seals the deal that our partnership will continue in the future.”

“We would like to thank Mayor Winnecke and the City of Evansville for working with us on this major development project that we believe would benefit Tropicana and the Evansville community for years to come.  This is a substantial investment for Tropicana and demonstrates our commitment to the continued growth and development of Evansville and the surrounding region,” said Tony Rodio, Tropicana’s President and Chief Executive Officer.

“Tropicana Evansville is committed to providing exciting new gaming product and entertainment experiences for all of our customers. The new land-based, multi-purpose casino and entertainment facility would offer easy access from our two existing hotels and parking garage and bring about an enhanced experience for our guests with new gaming, food and beverage options, and more”, said Rodio.

About Tropicana Entertainment

Tropicana Entertainment Inc. (OTCQB: TCPA) is a publicly traded company that, through its subsidiaries, owns and operates eight casinos and resorts in Indiana, Louisiana, Missouri, Mississippi, Nevada, New Jersey and Aruba. Tropicana properties collectively have approximately 7,166 employees, 5,525 rooms, 8,035 slot positions and 304 table games. The company is based in Las Vegas, Nevada. Tropicana is a majority-owned subsidiary of Icahn Enterprises, L.P. (NASDAQ:  IEP).  To learn more about Tropicana, visit www.Tropicanacasinos.com.

About Tropicana Evansville

Tropicana Evansville is a casino, hotel and entertainment facility situated on the Ohio river in Evansville, Indiana that includes a 2,700 passenger riverboat casino, a 250 room hotel, a 96 room boutique hotel, an executive conference center, a 1,660 vehicle parking garage and Riverfront Pavilion housing pre-boarding facilities, retail shops, restaurants and lounge area.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” including statements about Tropicana’s plans, strategies, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the scope the company’s planned Tropicana Evansville development project, its ability to proceed with and complete the development project, the scope of the non-binding letter of intent, the company’s ability to obtain regulatory and other approvals and permits necessary to proceed with the development and to negotiate and execute a definitive agreement with respect to the development project, the ability of Tropicana to finance the development project and the anticipated benefits of the development project.  Such forward-

looking statements represent Tropicana’s estimates and assumptions only as of the date of this press release, and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, without limitation, risks related to the company’s ability to obtain necessary agreements with the City of Evansville and its political subdivisions in order to proceed with the development, risks related to receipt of required regulatory approvals and permits in order to commence and complete construction within planned timeframes, if at all, risks generally associated with large construction and development projects including environmental, weather interruptions and labor disputes, and risks relating to designing and developing the planned Tropicana Evansville project within estimated budgets.  Moreover, Tropicana’s business, including its planned Tropicana Evansville development project, may be adversely affected by other economic, business, regulatory and/or competitive factors.  Other factors that could adversely affect the company’s business and prospects are described in Tropicana’s filings with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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